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                                  EXHIBIT 99.2

              THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
        RESTATED CONSOLIDATED STATEMENT OF INCOME AND RETAINED EARNINGS
                                   UNAUDITED

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

                                                      THREE             SIX             NINE
                                                      MONTHS           MONTHS          MONTHS
                                                       ENDED           ENDED            ENDED
                                                      MAR 31,         JUNE 30,         SEP 30,
(In millions, except per share)                        2000            2000             2000
                                                       ----            ----             ----

NET SALES                                             $3,664.1        $7,271.4        $10,890.7

Cost of Goods Sold                                     2,934.0         5,784.6          8,753.4
Selling, Administrative and General Expense              559.7         1,113.0          1,662.2
Rationalizations                                            --             4.7              5.9
Interest Expense                                          62.1           132.0            205.7
Other (Income) Expense                                     3.9            13.0             17.4
Foreign Currency Exchange                                  5.1             3.7              0.8
Equity in Earnings of Affiliates                           2.4             2.7              5.0
Minority Interest in Net Income of Subsidiaries           16.6            27.5             37.5
                                                      --------        --------        ---------
Income before Income Taxes                                80.3           190.2            202.8
United States and Foreign Taxes on Income                 32.1            64.9             60.5
                                                      --------        --------        ---------
NET INCOME                                            $   48.2        $  125.3        $   142.3
Retained Earnings at Beginning of Period               3,706.9         3,706.9          3,706.9
CASH DIVIDENDS                                           (47.2)          (93.9)          (141.2)
                                                      --------        --------        ---------
Retained Earnings at End of Period                    $3,707.9        $3,738.3        $ 3,708.0
                                                      --------        --------        ---------
NET INCOME PER SHARE OF COMMON STOCK -- BASIC:        $   0.31        $   0.80        $    0.91
                                                      --------        --------        ---------
Average Shares Outstanding                               156.3           156.4            157.0
NET INCOME PER SHARE OF COMMON STOCK -- DILUTED:      $   0.30        $   0.79        $    0.90
                                                      --------        --------        ---------
Average Shares Outstanding                               158.7           158.7            158.2
CASH DIVIDENDS PER SHARE                              $   0.30        $   0.60        $    0.90
                                                      --------        --------        ---------
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                                     X-99-2